Exhibit 4.2

Name of Company: SPREADTRUM COMMUNICATIONS, INC.	SPREADTRUM COMMUNICATIONS, INC. (Incorporated under the laws of the Cayman Islands)

Number Shares [ ] -[ ]-

Number: [ ]	US$56,500.00 Share Capital divided into 550,000,000 Ordinary Shares of a par value of US$0.0001 each 15,000,000 Preference Shares of a par value of US$0.0001 each

Shares: -[ ]-	THIS IS TO CERTIFY THAT-----------------------[ ]-----------------------------------
is the registered holder of-----------------[ ]---------------------

Issued to:	Shares in the above-named Company subject to the memorandum and articles of association thereof.

Dated [•] 2007	EXECUTED for and on behalf of the Company on 2007.

Transferred from:

DIRECTOR

TRANSFER

I (the Transferor) for the value received

DO HEREBY transfer to (the Transferee) the

shares standing in my name in the

undertaking called SPREADTRUM COMMUNICATIONS, INC.

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor